Exhibit 21

Arrow Financial Corporation
Subsidiaries




                                                % Common
Subsidiaries of the Registrant                  Stock Owned

Subsidiaries of Arrow Financial Corporation:
Glens Falls National Bank & Trust Co.           100
Saratoga National Bank & Trust Co.              100
GMB Asset Management Corporation                100

Subsidiaries of Glens Falls National:
Arrow Properties, Inc.                          100